UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 2, 2011 (January 31, 2011)
CUMULUS MEDIA INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24525	36-4159663

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

3280 Peachtree Road, N.W., Suite 2300, Atlanta GA	30305

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 949-0700
n/a

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement
Item 3.02 — Unregistered Sales of Equity Securities
Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 — Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-99.1

Item 1.01 — Entry into a Material Definitive Agreement.
Exchange Agreement
     On January 31, 2011, Cumulus Media Inc. (the “Company”) entered into an Exchange Agreement, pursuant to which it will acquire the remaining equity interests of its private affiliate Cumulus Media Partners, LLC (“CMP”) that the Company currently does not own. CMP owns 32 radio stations in nine markets, including San Francisco, Dallas, Houston, Atlanta, Cincinnati, Indianapolis and Kansas City. The Company has operated CMP’s business pursuant to a management agreement since CMP was formed in 2006.
     Pursuant to the Exchange Agreement, the Company will issue 9,945,714 shares of its common stock to affiliates of the three private equity firms that collectively own 75% of the equity interests of CMP — Bain Capital Partners LLC (“Bain”), The Blackstone Group L.P. (“Blackstone”) and Thomas H. Lee Partners (“THL”) (collectively, the “Sellers”). In exchange for their equity interests in CMP, Blackstone will receive approximately 3.3 million shares of Class A Common Stock and, in accordance with Federal Communications Commission broadcast ownership rules, Bain and THL will each receive approximately 3.3 million shares of a new class of non-voting common stock of the Company (collectively, the “Exchange”). As a result, CMP will become a wholly owned subsidiary of the Company.
     Pursuant to the Exchange Agreement, the Company will also seek to acquire all of the outstanding warrants to purchase common stock of a subsidiary of CMP in exchange for an additional 8,267,968 shares of the Company’s common stock.
     In connection with the Exchange, the Company will ask its stockholders to approve an amendment to its certificate of incorporation to create a new class of common stock, Class D Common Stock. The Class D Common Stock will be non-voting, convertible on a one-for-one basis into shares of Class A Common Stock at the option of the holder (subject to applicable regulatory conditions), and otherwise be treated equally with the Company’s Class A Common Stock. In addition, the amendment will eliminate the requirement that holders of the Company’s Class B Common Stock must consent to (i) any proposed merger, consolidation or other business combination involving the Company, or sale, transfer or other disposition of all or substantially all of the assets of the Company, (ii) any proposed transaction that would result in a change of control of the Company or (iii) any transaction in which the Company proposes to acquire (by purchase or otherwise) or sell, transfer or otherwise dispose of assets having a fair market value in excess of 10% of the Company’s stockholders’ equity.
     Also in connection with the Exchange, the Company will grant certain registration rights, pursuant to a registration rights agreement to be entered into upon consummation of the Exchange, to those persons receiving shares in the Exchange. The registration rights will include a shelf registration statement for the resale of the shares issued in the Exchange, and the right to certain demand and “piggyback” registration rights.
     Consummation of the Exchange, which is expected to be completed in the second quarter of 2011, is subject to various customary conditions, including approval by the Company’s stockholders of the share issuances and the above-described amendment to the Company’s certificate of incorporation (each of which are required to complete the Exchange), and approval of the Federal Communications Commission. As described further below, stockholders holding shares representing approximately 54% of the outstanding voting power of the Company’s common stock have agreed to vote in favor of the share issuances and the amendment to the Company’s certificate of incorporation. Holders of the Company’s Class B Common Stock have already provided their consent to the Exchange and the transactions contemplated by the Exchange Agreement, in accordance with the terms of the Class B Common Stock. Receipt of the requisite stockholder approval to complete the Exchange is, therefore, assured.
     Contemporaneously with the execution of the Exchange Agreement, each of Lewis W. Dickey, Jr., the Company’s Chairman, President and Chief Executive Officer, John W. Dickey, the Company’s Executive Vice President and Co-Chief Operating Officer and the brother of Lewis W. Dickey, Jr., their brothers David W. Dickey and Michael W. Dickey, and their father, Lewis W. Dickey, Sr. (collectively, the “Dickeys”) have entered into a voting agreement with a representative of the Sellers (the “Dickey Voting Agreement”), pursuant to which the Dickeys will vote their shares, which represents in the aggregate approximately 50% of the outstanding voting power, of the Company’s common stock in favor of (1) the share issuances and the above-described amendment to the Company’s certificate of incorporation (approval of each being a condition to the completion of the Exchange), and (2) the election of a representative designated by Blackstone to the Company’s Board of Directors (such person, the “Blackstone Designee”) until the earlier of (i) the day immediately following the date the directors of the Company who are elected at the third annual meeting of the Company’s stockholders held following the date of the Exchange Agreement commence their terms and (ii) the date on which affiliates of Blackstone as a group cease to own at least a simple majority of the shares of common stock issued to them pursuant to the Exchange.
     Banc of America Capital Investors SBIC, L.P. and BA Capital Company, LP (the “BOA Entities”), which currently hold shares that represent in the aggregate approximately 4% of the outstanding voting power of the Company’s common stock, have entered into a substantially similar voting agreement with the Sellers’ representative (the “BOA Voting Agreement” and, with the Dickey Voting Agreement, the “Voting Agreements”) with respect to the shares of the Company’s Common Stock that the BOA Entities hold. The BOA Entities also hold 100% of the outstanding shares of the nonvoting Class B Common Stock.
     On January 31, 2011, the Company issued a press release announcing the Exchange, a copy of which is attached as Exhibit 99.1 to this current report on Form 8-K and is incorporated in this Item 1.01 by reference.
Important Additional Information will be filed with the SEC
     In connection with the Exchange, the Company will file a proxy statement with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the proxy statement and any other relevant documents that will be filed with the SEC when they become available, as they will contain important information about the Exchange. Investors will be able to obtain the documents (when available), free of charge at the SEC’s website, www.sec.gov, or at the Company’s website, www.cumulus.com.
     The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the Exchange. You can obtain more information about the Company’s participants in the solicitation, and their beneficial interests in the Company’s common stock, from filings made with the SEC, which are available at the SEC’s website, www.sec.gov. Information regarding any interest of the executive officers and directors in this transaction will be contained in the proxy statement when it becomes available.
Item 3.02 — Unregistered Sales of Equity Securities.
     To the extent required, the information set forth in the first three paragraphs of Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by this reference. As described in the Company’s press release attached as Exhibit 99.1 to this report, the implied enterprise value of CMP is approximately $740 million. In reliance upon certain representations and warranties made by the Sellers in the Exchange Agreement, the securities are being issued pursuant to the exemption from registration under the Securities Act of 1933 available under Section 4(2) of such act.
Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 31, 2010, Cumulus announced that David M. Tolley, a Senior Managing Director of Blackstone, has joined the Board of Directors of the Company, effective immediately. Mr. Tolley was appointed as the Blackstone Designee in accordance with the Exchange Agreement, which provides that the Company must take all necessary actions to appoint the Blackstone Designee as a member of the Company’s Board of Directors, subject to a written agreement to promptly resign in the event the Exchange Agreement is terminated prior to the consummation of the Exchange.
     Mr. Tolley has been employed by Blackstone since 2000. Prior to joining Blackstone, he held a series of positions at Morgan Stanley & Co. Mr. Tolley holds a BA from the University of Michigan and an MBA from

Columbia Business School. He has served as a director of CMP since 2006, and also serves as a member of the board of directors of GoldToeMoretz, and is the former Chairman of the Board of Directors of NewSkies Satellites.
     In accordance with the Exchange Agreement, for each of the Company’s next three successive annual stockholders’ meetings, the Company’s Board of Directors is obligated to nominate the Blackstone Designee for election, until such time as affiliates of Blackstone as a group cease to beneficially own at least one-half of the aggregate amount of the Company’s common stock that they receive upon consummation of the Exchange. As described above, in accordance with the Voting Agreements, the Dickeys and the BOA Entities have agreed to vote their shares of the Company’s common stock in favor of the election of the Blackstone Designee.
     In accordance with the Exchange Agreement, the Blackstone Designee shall be entitled to the same compensation, if any, and same indemnification in connection with his or her role as a director as the other members of the Company’s Board of Directors.
     As indicated above, Mr. Tolley serves on the board of CMP, and certain of its subsidiaries. Certain affiliates of Blackstone hold a 25% interest in the equity of CMP. In connection with the formation of CMP, the Company entered into a management agreement with a subsidiary of CMP, pursuant to which the Company’s personnel would manage the operations of CMP’s subsidiaries. The agreement provides for the Company to receive, on a quarterly basis, a management fee that is approximately 1% of the CMP subsidiaries’ annual EBITDA or $4.0 million, whichever is greater. The Company recorded as net revenues approximately $4.0 million in management fees from CMP for each of the years ended December 31, 2009, 2008 and 2007. The management agreement remains in effect pending completion of the Exchange described in Item 1.01 above, at which time CMP will become a wholly owned subsidiary of the Company.
Item 9.01 — Financial Statements and Exhibits.
     (d) Exhibits. The following exhibits are filed with this report:

Exhibit No.	Description
99.1	Press release, dated January 31, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.
By:	/s/ J.P. Hannan
	Name:	J.P. Hannan
	Title:	Senior Vice President, Treasurer and Chief Financial Officer

Date: February 2, 2011

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated January 31, 2011